Exhibit 5.1

[Acuity Brands, Inc. Letterhead]

November 2, 2006

Acuity Brands, Inc.

1170 Peachtree Street, NE

Atlanta, Georgia 30309

Re: Acuity Brands, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Acuity Brands, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission covering the proposed offer and sale of (i) $4,000,000 of obligations of the Company (the “Director Plan Obligations”) to pay deferred compensation pursuant to the terms of the Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (the “Director Plan”), (ii) up to an aggregate of 300,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), pursuant to the Director Plan, and (iii) $9,000,000 of obligations of the Company (the “SDSP Obligations”) to pay deferred compensation pursuant to the terms of the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan (the “SDSP”).

As such counsel, I have reviewed the Director Plan and SDSP. I have also examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, it is my opinion that (i) the Director Plan, and the issuance of the Director Plan Obligations pursuant to the Director Plan, have been authorized; (ii) upon the issuance of the Director Plan Obligations in accordance with the terms and conditions of the Director Plan, the Director Plan Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies; (iii) the Director Plan, and the issuance of the shares of Common Stock pursuant to the Director Plan, have been authorized; (iv) upon the issuance of the shares of Common Stock in accordance with the terms and conditions of the Director Plan, the shares of Common Stock issued thereunder will be validly issued, fully paid and nonassessable; (v) the SDSP, and the issuance of the SDSP Obligations, have been authorized; and (vi) upon the issuance of the SDSP Obligations in accordance with the terms and conditions of the SDSP, the SDSP Obligations will be valid and binding obligations of the Company, enforceable against the

Company in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Kenyon W. Murphy, Esq.